Exhibit 99.1

CPS TECHNOLOGIES CORPORATION ANNOUNCES CEO RESIGNATION

Norton, Massachusetts, April 21, 2023. CPS Technologies Corporation (NASDAQ:CPSH) today announced that Michael McCormack has resigned as president and CEO of the Company. Michael McCormack’s resignation is effective April 21, 2023.

Francis Hughes, Chairman of the Board of Directors, commented, “Since joining CPS in January 2021, and becoming president and CEO in July 2021, Michael McCormack has accomplished a great deal in a short period of time. Under his direction, the Company achieved record revenues and operating income. The Company’s product development team has been significantly strengthened and expanded, as have other functions in the Company. We are grateful for his service, we will miss him, and wish him well in all aspects of his life.”

The Board of Directors has appointed Charles (Chuck) Griffith, the current CFO, as the acting president to serve until a new president and CEO is appointed. Chuck joined CPS as CFO in 2019 and has been a key member of our management team through this period of growing revenue and profitability.

Chuck said, “We will truly miss Michael, not only for his leadership, but also for his sense of humor and his ability to relate to and motivate all CPS employees from the factory floor to the C-suite. More importantly, he has built a great team during his time here in every sense of the word. Not only do we enjoy working together, but we all have a mutual respect for the expertise that each brings to the table in his or her own area. Our current management team is fully committed to the growth of CPS, and we all expect 2023 to be another record year. We are confident that during the CEO search we will be able to continue our momentum as we look forward to a new CEO and the strategies that he or she will implement to further our growth even more.”

About CPS

CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications including the GPS III satellite and the Mars rover.  CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet’s problems.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2023 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation. Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

David Costello
(617) 875-2492

david@risingtidemhd.com